 Exhibit 10.2

[***] = Certain information has been excluded from this exhibit because it (i) is not material and (ii) would be competitively harmful if publicly disclosed.

THIS LINE OF CREDIT AGREEMENT (the “AGREEMENT”) is made as of the 5th day of December 2024

BETWEEN:

MRS. CHRISTINE KAN (herein called the "Lender"), an individual residing at [***]

AND:

ALR TECHNOLOGIES INC. (herein called the "Company") a company incorporated under the laws of the State of Nevada, United States of America and having its office at 7400 Beaufont Springs Drive, Suite 300, Richmond, Virginia, United States of America, 23225

AND:

ALR TECHNOLOGIES SG LTD. (herein called the "ALRTSG") a company incorporated under the laws of Singapore and having its registered address at 9 Raffles Place, #26-01 Republic Plaza, Singapore, 048619

WHEREAS:

A.	On December 10, 2021 the Company and the Lender entered into a credit agreement whereby the Lender agreed to increase the borrowing limit on the line of credit facility provided to the Company from US$2,000,000 to US$4,000,000. Amounts borrowed on the facility would bear interest of 1% per month and is secured by a general security agreement;

B.	The Company has reached the borrowing limit on the line of credit and is seeking the Lender to increase the borrowing limit on the line of credit from US$4,000,000 to US$5,000,000, and

C.	In connection with the Lender providing the increased borrowing limit on the line of credit, ALRTSG shall:

a.	issue the Lender share purchase warrants to acquire an additional 200,000,000 ordinary shares of ALRTSG exercisable at $0.01 until December 31, 2026.
b.	reduce the exercise price of 40,000,000 share purchase warrants held by the Lender and 115,000,000 share purchase warrants held by the Lender’s spouse of ALRTSG from $0.05 per share to $0.01 per share
c.	extend the expiry date of 700,000,500 share purchase warrants exercisable into ordinary shares at $0.002 per share held by the Lender and 4,210,001,000 share purchase warrants exercisable into ordinary shares at $0.002 per share of ALRTSG from December 31, 2024 to June 30, 2025.

NOW THEREFORE in consideration of the mutual covenants and agreements herein set out the parties have agreed as follows:

1.	Line of Credit
(a)	The Lender hereby agrees to cause the borrowing limit on the line of credit in favour of the Company (the "Line of Credit") to be increased from four million (US$4,000,000) dollars of the United States of America to five million (US$5,000,000) dollars of the United States of America.

(b)	The Line of Credit may be drawn down by the Company by giving five (5) days written notice to the Lender of the amount requested and the account into which the funds are to be deposited or particulars of the account payable to be paid.

2.	Interest and Repayment
(a)	All amounts advanced and outstanding under the Line of Credit shall bear interest at the rate of 1% per month, simple interest (ie not compounded) from the date of advance until paid. Amounts outstanding for less than a full month will bear interest on a pro-rated basis.

(b)	Prior to demand, all amounts drawn down under the Line of Credit, and all accrued but unpaid interest thereon, may be prepaid by the Company at any time without notice or penalty, but shall become due and payable within three days of receipt of a written demand by the Lender.

(c)	From time to time the Lender may send to the Company a statement of all amounts owing under the Line of Credit, in respect of interest and principal, and such statement shall in the absence of any statement to the contrary by the Company within 30 days, be binding on the Company.

3.	Security

All amounts drawn down under this Agreement and all accrued but unpaid interest from time to time shall be secured by a general security agreement ("GSA") in such form as the Lender's counsel shall reasonably require, covering all the present and after acquired property of the Company, of whatever nature and kind, and the Company at the request of the Lender will at its expense register the GSA in all such jurisdictions as the Company's property is located. From time to time, on the Lender's request, the Company shall advise the Lender of all jurisdictions in which the Company's property is located.

4.	Finance Share Purchase Warrants

As additional consideration for the Line of Credit, ALRTSG agrees to:

(a)	Issue the Lender 200,000,000 share purchase warrants exercisable into ordinary shares at a price of $0.01 per share until December 31, 2026 in the form of the Warrant Certificate attached as Schedule A hereto.
(b)	reduce the exercise price of 40,000,000 share purchase warrants held by the Lender, exercisable into ordinary shares from $0.05 per share to $0.01 per share in the form of the Warrant Certificate attached as Schedule B hereto
(c)	reduce the exercise price of 115,000,000 share purchase warrants held by the Lender’s spouse, exercisable into ordinary shares, from $0.05 per share to $0.01 per share in the form of the Warrant Certificate attached as Schedule C hereto
(d)	extend the expiry date of 700,000,500 share purchase warrants held by the Lender exercisable into ordinary shares from December 31, 2024 to June 30, 2025 in the form of the Warrant Certificate attached as Schedule D hereto,
(e)	extend the expiry date of 4,210,001,000 share purchase warrants held by the Lender exercisable into ordinary shares from December 31, 2024 to June 30, 2025 in the form of the Warrant Certificate attached as Schedule E hereto,

5.	Conditions of Draw Down
(a)	The Company will, on request, provide the Lender with reasonable evidence as to the proposed use of any moneys to be advanced.

(b)	The Lender may, in their sole and unfettered discretion, decline to permit any amount to be drawn down if it appears on reasonable evidence that the Company is insolvent, threatens to cease business or the Lender's security is impaired.

6.	Default.

This Agreement shall be in default by the Company in the event the Company or ALRTSG (i) fails to pay the principal and interest when due hereunder; (ii) becomes bankrupt or insolvent; (iii) seeks creditor protection; makes a proposal to its creditors; makes a general assignment for the benefit of its creditors; or if a bankruptcy petition or receiving order is filed or made against it; or (iv) fails to maintain its existence; takes any proceedings in respect of liquidation of its assets; or if an order is made or a resolution passed or a petition is filed for its winding-up.

In the event of the occurrence of any one more events of default which is or are continuing, the Lender may without limitation in respect of any other rights it may have in law or pursuant to this Agreement or any other document or instrument delivered hereunder, demand immediate payment of all monies owing hereunder and enforce its rights under this Agreement or any other instruments delivered in relation to the Agreement. Lender’s rights and remedies under this Agreement are cumulative and not exclusive of any rights or remedies at law or in equity.

7.	Notices

All notices or other communications from one party to the other ("Notices") shall be in writing and shall be delivered to the respective addresses of the parties appearing above (or as subsequently notified) and sent by e-mail (receipt requested) to

If to the Lender:

Ms. Christine Kan

[***]

Email: [***]

If to the Company:

Attention: Ken Robulak

Email: [***]

If to ALRTSG:

Attention: Ken Robulak

Email: [***]

Notice shall be effective on the day following the business day on which it was sent. Either party may give written notice of change of address in the same manner, in which event such notice shall thereafter be given to it as above provided at such changed address.

8.	Costs of Collection.

If any default occurs on any payment due under this Agreement, the Company covenants to pay all costs and expenses, including reasonable legal fees, incurred by Lender in collecting or attempting to collect the indebtedness under this Lender, whether or not any action or proceeding is commenced. None of the provisions hereof and none of Lender’s rights or remedies hereunder on account of any past or future defaults shall be deemed to have been waived by Lender’s acceptance of any past due installments or by any indulgence granted by Lender to Company.

9.	Waiver of Notices.

Company waives presentment, protest, demand, notice of protest, notice of dishonor or non-payment of this Agreement, and any and all other notices or matters of a like nature, and agrees that it shall remain liable for all amounts due hereunder notwithstanding any extension of time or change in the terms of payment of this Agreement or any delay or failure by Lender to exercise any rights hereunder.

10.	Waiver or Modification.

No waiver or modification of any of the terms of this Agreement shall be valid or binding unless set forth in writing specifically referring to this Agreement and signed by the Lender and Company, and then only to the extent specifically set forth therein.

11.	Entire Agreement

This Agreement, including the schedules, constitutes the entire agreement of the parties on the subject hereof and supersedes all prior understandings and instruments on such subject. There are no representations, warranties, conditions, terms or collateral agreements, express, implied or statutory, between the Parties related to the subject matter of this Agreement except as expressly contemplated in this Agreement.

12.	Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the State of New York and the laws of the United States of America applicable therein.

13.	Arbitration

Any dispute, controversy or claim arising out of or in relation to this Agreement including but not limited to, its existence, legal validity, or interpretation which not resolved by discussion and negotiation within 30 business days, will be finally settled by a single arbitrator, selected by the Lender, in accordance with the rules of the American Arbitration Association. The parties expressly agree to confer upon the arbitrator the powers to fill gaps, cure contractual omissions and to perform all other activities which the arbitrator may deem necessary and desirable for efficient resolution of the dispute. The place of arbitration will be at New York City, in the State of New York, unless otherwise mutually agreed. The parties undertake to fully abide by the award rendered by the arbitrator without delay. Failing timely compliance with the arbitrator`s award, judgment upon the award or any other appropriate procedure may be entered or sought in any court having jurisdiction thereof to secure enforcement of said award. The costs incurred with respect to arbitration will be shared equally by the parties, provided however, that each party will bear the cost of its own experts, evidence, legal fees. Notwithstanding the foregoing, in the discretion of the arbitrator, any award may include legal fees, if the arbitrator expressly determines that the party against whom the award is entered has caused the dispute to be submitted to arbitration in bad faith or as a dilatory tactic.

14.	Binding Effect.

This Agreement enures to the benefit of and binds the parties’ respective successors and permitted assigns.

15.	Further Assurances.

The Company, at its expense and at the Lender’s request, shall sign (or cause to be signed) all further documents or do (or cause to be done) all further acts and provide all reasonable assurances as may reasonably be necessary or desirable to give effect to this Agreement.

16.	Execution.

This Agreement may be executed in any number of counterparts, which taken together shall form one and the same Agreement in writing, and further, this Agreement may be executed and delivered by telecopier or facsimile transmission, scanned email attachment, portable document format (pdf) or other electronic copy, which shall be binding on the Parties as though originally executed and delivered and notwithstanding their date of execution they shall be deemed to be dated as of the date hereof.

The parties have hereunto caused these presents to be executed as of the day and year first above written.

ON BEHALF OF ALR TECHNOLOGIES INC.

/s/ Christine Kan	/s/ Ken Robulak
Ms. Christine Kan	Name: Ken Robulak
Member of the Board of Directors

ON BEHALF OF ALR TECHNOLOGIES SG LTD.

/s/ Ken Robulak
Name: Ken Robulak
Member of the Board of Directors

SCHEDULE A

WARRANT CERTIFICATE

The warrant certificate issued to Ms. Christine Kan for 200,000,000 share purchase warrants of ALR Technologies SG Ltd. at an exercise price of US$0.01 per share exercisable until December 31, 2026 shall follow.

SCHEDULE B

WARRANT CERTIFICATE

The warrant certificate issued to Ms. Christine Kan for 40,000,000 share purchase warrants of ALR Technologies SG Ltd. at an exercise price of US$0.01 per share exercisable until December 31, 2026 shall follow.

SCHEDULE C

WARRANT CERTIFICATE

The warrant certificate issued to Mr. Sidney Chan for 115,000,000 share purchase warrants of ALR Technologies SG Ltd. at an exercise price of US$0.01 per share exercisable until December 31, 2026 shall follow.

SCHEDULE D

WARRANT CERTIFICATE

The warrant certificate issued to Ms. Christine Kan for 700,000,500 share purchase warrants of ALR Technologies SG Ltd. at an exercise price of US$0.002 per share exercisable until June 30, 2025 shall follow.

SCHEDULE E

WARRANT CERTIFICATE

The warrant certificate issued to Mr. Sidney Chan for 4,210,001,000 share purchase warrants of ALR Technologies SG Ltd. at an exercise price of US$0.002 per share exercisable until June 30, 2025 shall follow.